                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*



                              Genius Products Inc.
               ----------------------- ---------------------------
                                (Name of Issuer)

                          Common Stock, Par Value $.001
       -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    37229R107
                              ---------------------
                                 (CUSIP Number)



                                December 31, 2001
               --------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)
[X]    Rule 13d-1(c)
[_]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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------------------------                              --------------------------

  Cusip No. 37229R107                 13G               Page 2 of 9 Pages
------------------------                              --------------------------

--------------------------------------------------------------------------------

   1.     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Name Gerald J. Sommers Gift Trust for James U/A/D 12/29/94
--------------------------------------------------------------------------------

   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)      [X]
                                                             (b)      [_]
--------------------------------------------------------------------------------

   3.     SEC USE ONLY
--------------------------------------------------------------------------------

   4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                   Illinois
                   U.S.A.
--------------------------------------------------------------------------------

                                           5.    SOLE VOTING POWER
               NUMBER OF                                  0
                SHARES                   ---------------------------------------
             BENEFICIALLY
               OWNED BY                    6.   SHARED VOTING POWER
                 EACH                           321,725 shares of Common Stock
               REPORTING                 ---------------------------------------
                PERSON
                 WITH                      7.   SOLE DISPOSITIVE POWER
                                                         0
                                         ---------------------------------------

                                           8.   SHARED DISPOSITIVE POWER
                                                See Row 6 above.
-------------------------------------------------------------------------------

   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          See Row 6 above.
-------------------------------------------------------------------------------

   10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                             [_]
-------------------------------------------------------------------------------

   11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          Approximately 5.4% as of the date of filing of this statement (based on 5,954,353 shares of Common Stock issued and outstanding as of November 12, 2001).
-------------------------------------------------------------------------------

   12.    TYPE OF REPORTING PERSON*
                   OO
-------------------------------------------------------------------------------

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----------------------                                   ---------------------
Cusip No. 37229R107                   13G                 Page 3 of 9 Pages
----------------------                                   ---------------------

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name James Sommers

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)    [X]
                                                            (b)    [_]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY

--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER
           NUMBER OF                     0
            SHARES         -----------------------------------------------------
         BENEFICIALLY        6.    SHARED VOTING POWER
           OWNED BY
             EACH                  321,725 shares of Common Stock
           REPORTING       -----------------------------------------------------
            PERSON           7.    SOLE DISPOSITIVE POWER
             WITH                        0
                           -----------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER
                                   See Row 6 above.
--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Row 6 above.
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                             [_]
--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Approximately 5.4% as of the date of filing of this statement (based on 5,954,353 shares of Common Stock issued and outstanding as of November 12, 2001).
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                    IN
--------------------------------------------------------------------------------

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----------------------                                   ---------------------
Cusip No. 37229R107                   13G                 Page 4 of 9 Pages
----------------------                                   ---------------------

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name Gerald J. Sommers 1997 Gift Trust for James U/A/D 12/29/97

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)    [X]
                                                            (b)    [_]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY

--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

               Illinois
               U.S.A.
--------------------------------------------------------------------------------
                             5.    SOLE VOTING POWER
           NUMBER OF                     0
            SHARES         -----------------------------------------------------
         BENEFICIALLY        6.    SHARED VOTING POWER
           OWNED BY
             EACH                  321,725 shares of Common Stock
           REPORTING       -----------------------------------------------------
            PERSON           7.    SOLE DISPOSITIVE POWER
             WITH                        0
                           -----------------------------------------------------
                             8.    SHARED DISPOSITIVE POWER
                                   See Row 6 above.
--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Row 6 above.
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                             [_]
--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Approximately 5.4% as of the date of filing of this statement (based on 5,954,353 shares of Common Stock issued and outstanding as of November 12, 2001).
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                    OO
--------------------------------------------------------------------------------

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----------------------------                              ----------------------
  Cusip No. 37229R107                13G                   Page 5 of 9 Pages
----------------------------                              ----------------------


--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name  Janet Kritek, as trustee
           for the Gerald J. Sommers Gift Trust for James U/A/D 12/29/94 and
           the Gerald J. Sommers 1997 Gift Trust for James U/A/D 12/29/97
--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [X]
                                                                   (b) [_]

--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Illinois
                    U.S.A.
--------------------------------------------------------------------------------

                                5.    SOLE VOTING POWER
              NUMBER OF                     0
               SHARES         --------------------------------------------------
           BENEFICIALLY
              OWNED BY           6.   SHARED VOTING POWER
                EACH                  321,725 shares of Common Stock
             REPORTING        --------------------------------------------------
              PERSON
               WITH              7.   SOLE DISPOSITIVE POWER
                                            0
                              --------------------------------------------------

                                 8.   SHARED DISPOSITIVE POWER
                                      See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

           CERTAIN SHARES*                                              [_]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Approximately 5.4% as of the date of filing of this statement (based on 5,954,353 shares of Common Stock issued and outstanding as of November 12, 2001).
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                    HC
--------------------------------------------------------------------------------

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----------------------------                              ----------------------
  Cusip No. 37229R107                13G                   Page 6 of 9 Pages
----------------------------                              ----------------------


Item 1(a)         Name of Issuer:   GENIUS PRODUCTS INC.

         1(b)     Address of Issuer's Principal Executive Offices:

                  11250 El Camino Real #100
                  San Diego, CA 92127

Item 2(a)         Name of Person Filing
Item 2(b)         Address of Principal Business Office
Item 2(c)         Citizenship

                  James Sommers
                  3633 Willow Crest Ave.
                  Studio City, CA 91604
                  U.S. Citizen

                  Gerald J. Sommers Gift Trust for James U/A/D 12/29/94 c/o Janet A. Kritek
                  1611 Rose Tree Lane
                  Mount Prospect, IL 60056
                  Illinois Gift Trust

                  Gerald J. Sommers 1997 Gift Trust for James U/A/D 12/29/97 c/o Janet A. Kritek
                  1611 Rose Tree Lane
                  Mount Prospect, IL 60056
                  Illinois Gift Trust

                  Janet A. Kritek
                  1611 Rose Tree Lane
                  Mount Prospect, IL 60056
                  U.S. Citizen

         2(d)     Title of Class of Securities:

                  Common Stock, Par Value $.001

         2(e)     CUSIP Number:   37229R107

Item 3   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

                  (a)      [__]     Broker or dealer registered under Section 15
                                    of the Exchange Act;

                  (b)      [__]     Bank as defined in Section 3(a)(6) of the
                                    Exchange Act;

                  (c)      [__]     Insurance company as defined in Section 3(a)
                                    (19) of the Exchange Act;

                  (d)      [__]     Investment company registered under Section
                                    8 of the Investment Company Act;

                  (e)      [__]     An investment adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);


                  (f)      [__]     An employee benefit plan or endowment fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F);

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---------------------------                                 --------------------
  Cusip No. 37229R107                 13G                     Page 7 of 9 Pages
---------------------------                                 --------------------



               (g)  [__] A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G);

               (h)  [__] A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

               (i)  [__] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [__] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4   Ownership:

         (a)   Amount beneficially owned:

               321,725 shares of common stock/(1)/

         (b)   Percent of Class:

               Approximately 5.4% (based on 5,954,353 shares of Common Stock issued and outstanding as of November 12, 2001).

         (c)   Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:  0

               (ii) shared power to vote or to direct the vote: See item (a) above.

               (iii)  sole power to dispose or to direct the disposition of:  0

               (iv)   shared power to dispose or to direct the disposition of:
                      See item (a) above.

/(1)/ Certain of the Shares reported herein are held in the name of the Reporting Person trusts; the remaining Shares reported herein are either held in the name of James Sommers individually or in a self-directed IRA over which James Sommers has sole voting and dispositive authority. Janet Kritek is reported herein solely in her capacity as trustee of the Reporting Person trusts.

Item 5   Ownership of Five Percent or Less of a Class:
                                    Not Applicable.

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
                                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                                    Not Applicable.

Item 8   Identification and Classification of Members of the Group:
                                    Not Applicable.

Item 9   Notice of Dissolution of Group:
                                    Not Applicable.

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---------------------------                                 --------------------
  Cusip No. 37229R107                 13G                     Page 8 of 9 Pages
---------------------------                                 --------------------


Item 10  Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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---------------------------                                 --------------------
  Cusip No. 37229R107                 13G                     Page 9 of 9 Pages
---------------------------                                 --------------------


         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

February 14, 2002                                     February 14, 2002
-----------------                                     -----------------

Gerald J. Sommers 1997 Gift Trust for James           Gerald J. Sommers Gift Trust for James U/A/D
U/A/D 12/29/97                                        12/29/94


/s/ Janet A. Kritek                                   /s/ Janet A. Kritek
-------------------                                   -------------------
By: Janet Kritek, as Trustee for the Gerald J.        By:  Janet Kritek, as Trustee for the Gerald J.
Sommers 1997 Gift Trust for James U/A/D 12/29/97      Sommers Gift Trust for James U/A/D 12/29/94


February 14, 2002                                     February 14, 2002
-----------------                                     -----------------



/s/ Janet A. Kritek                                   /s/ James Sommers
-------------------                                   -----------------
By:  Janet Kritek, as trustee for the Gerald J.       By: James Sommers
Sommers Gift Trust for James U/A/D 12/29/94 and
the Gerald J. Sommers 1997 Gift Trust for James
U/A/D 12/29/97